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                                                                     EXHIBIT 15





Ford Motor Company
The American Road
Dearborn, Michigan


Re:  Ford Motor Company Registration Statement on Form S-3


We are aware that our reports accompanying the unaudited interim financial information of Ford Motor Company and Subsidiaries for the periods ended March 31, 1998 and 1997, June 30, 1998 and 1997 and September 30, 1998 and 1997 and included in the Ford Motor Company Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998,are incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered parts of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.






/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

400 Renaissance Center
Detroit, Michigan  48243
November 12, 1998